Exhibit 99.1

August 21, 2019
For 6:00 am ET Release

LOWE’S REPORTS SECOND QUARTER SALES AND EARNINGS RESULTS
-- Comparable Sales Increased 2.3 Percent; U.S. Comparable Sales Increased 3.2 Percent --
-- Diluted Earnings Per Share of $2.14 --
-- Adjusted Diluted Earnings Per Share1 of $2.15 --

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) today reported net earnings of $1.7 billion and diluted earnings per share of $2.14 for the quarter ended Aug. 2, 2019, compared to net earnings of $1.5 billion and diluted earnings per share of $1.86 in the second quarter of 2018.

Excluding $14 million of pre-tax operating losses associated with the wind-down of the Company’s Mexico retail operations, adjusted diluted earnings per share1 increased 3.9 percent to $2.15 from adjusted diluted earnings per share1 of $2.07 in the second quarter of 2018.

Sales for the second quarter increased 0.5 percent to $21.0 billion from $20.9 billion in the second quarter of 2018, and comparable sales increased 2.3 percent. Comparable sales for the U.S. home improvement business increased 3.2 percent.

“We capitalized on spring demand, strong holiday event execution and growth in Paint and our Pro business to deliver strong second quarter results. Despite lumber deflation and difficult weather, we are pleased that we delivered positive comparable sales in all 15 geographic regions of the U.S. This is a reflection of a solid macroeconomic backdrop and continued momentum executing our retail fundamentals framework,” commented Marvin R. Ellison, Lowe’s president and CEO.

“Our transformation is ongoing, and our future is bright. We are confident that we are on the right path to capitalize on solid demand in a healthy home improvement market and generate long-term profitable growth. I would like to thank our associates for their hard work and continued commitment to serving customers,” added Ellison.

Delivering on its commitment to return excess cash to shareholders, the company repurchased $1.96 billion of stock under its share repurchase program and paid $382 million in dividends in the second quarter.

As of Aug. 2, 2019, Lowe’s operated 2,003 home improvement and hardware stores in the United States and Canada representing 208.8 million square feet of retail selling space. Lowe’s is actively hiring full- and part-time associates at its corporate locations, stores and distribution centers, and has filled more than 14,000 positions since July 1.

A conference call to discuss second quarter 2019 operating results is scheduled for today (Wednesday, Aug. 21) at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Second Quarter 2019 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived on Lowes.com/investor until Nov. 19, 2019.

1 Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

Lowe’s Business Outlook

Fiscal Year 2019 (comparisons to fiscal year 2018)

•	Total sales are expected to increase approximately 2 percent.

•	Comparable sales are expected to increase approximately 3 percent.

•	Operating income as a percentage of sales (operating margin) is expected to increase 310 to 340 basis points.

•	Adjusted operating income as a percentage of sales (adjusted operating margin) is expected to increase 20 to 50 basis points.

•	The effective income tax rate is expected to be approximately 24%.

•	The target leverage ratio is 2.75x, therefore the company expects to repurchase approximately $4 billion of stock.

•	Diluted earnings per share of $5.54 to $5.74 are expected for the fiscal year ending Jan. 31, 2020.

•	Adjusted diluted earnings per share[1] of $5.45 to $5.65 are expected for the fiscal year ending Jan. 31, 2020.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity” and similar expressions are forward-looking statements. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Forward-looking statements include, but are not limited to, statements about future financial and operating results, Lowe’s plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions by Lowe’s and the expected impact of such transactions on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts.  Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices, recently enacted or proposed tariffs, disruptions caused by our recent management and key personnel changes, and other factors that can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, a reduced rate of growth in household formation, and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives focused on omni-channel sales and marketing presence and enhance our efficiency, and otherwise successfully execute on our strategy and implement our strategic initiatives, including acquisitions, dispositions and the closing of certain stores and facilities; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from system outages, data security breaches, ransomware and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax, environmental issues or privacy and data protection; (ix) positively and effectively manage our public image and reputation and respond appropriately to unanticipated failures to maintain a high level of product and service quality that could result in a negative impact on customer confidence and adversely affect sales; and (x) effectively manage our relationships with selected suppliers of brand name products and key vendors and service providers, including third party installers. In addition, we could experience impairment losses and other charges if either the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values, or we are required to reduce the carrying amount of our investment in certain unconsolidated entities. With respect to acquisitions and dispositions, potential risks include the effect of such transactions on Lowe’s and the target company’s or operating business’s strategic relationships, operating results and businesses generally; our ability to integrate or divest personnel, labor models, financial, IT and other systems successfully; disruption of our ongoing business and distraction of management; hiring additional management and other critical personnel; increasing or decreasing the scope, geographic diversity and complexity of our operations; significant integration or disposition costs or unknown liabilities; and failure to realize the expected benefits of the transaction. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC.

The forward-looking statements contained in this news release are expressly qualified in their entirety by the foregoing cautionary statements. The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All such forward-looking statements are based upon data available as of the date of this release or other specified date and speak only as of such date. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the “Risk Factors” included in our most recent Annual Report on Form 10-K and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise, except as may be required by law.

Lowe’s Companies, Inc.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 18 million customers a week in the United States and Canada. With fiscal year 2018 sales of $71.3 billion, Lowe’s and its related businesses operate or service more than 2,200 home improvement and hardware stores and employ approximately 300,000 associates. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs focused on creating safe, affordable housing and helping to develop the next generation of skilled trade experts. For more information, visit Lowes.com.

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Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Dan Frahm
	704-758-2033	704-758-2350
	tiffany.l.mason@lowes.com	daniel.frahm@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Six Months Ended
	August 2, 2019		August 3, 2018		August 2, 2019		August 3, 2018
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$20,992	100.00	$20,888	100.00	$38,733	100.00	$38,247	100.00
Cost of sales	14,252	67.89	14,003	67.04	26,412	68.19	25,615	66.97
Gross margin	6,740	32.11	6,885	32.96	12,321	31.81	12,632	33.03
Expenses:
Selling, general and administrative	4,048	19.29	4,386	20.99	7,909	20.42	8,319	21.75
Depreciation and amortization	311	1.48	336	1.61	614	1.58	685	1.79
Operating income	2,381	11.34	2,163	10.36	3,798	9.81	3,628	9.49
Interest - net	169	0.80	153	0.74	331	0.86	313	0.82
Pre-tax earnings	2,212	10.54	2,010	9.62	3,467	8.95	3,315	8.67
Income tax provision	536	2.56	490	2.34	745	1.92	806	2.11
Net earnings	$1,676	7.98	$1,520	7.28	$2,722	7.03	$2,509	6.56

Weighted average common shares outstanding - basic	781		813		788		819
Basic earnings per common share (1)	$2.14		$1.86		$3.44		$3.05
Weighted average common shares outstanding - diluted	781		814		789		820
Diluted earnings per common share (1)	$2.14		$1.86		$3.44		$3.05
Cash dividends per share	$0.55		$0.48		$1.03		$0.89

Retained Earnings
Balance at beginning of period	$3,095		$5,405		$3,452		$5,425
Cumulative effect of accounting change	—		—		(263)		33
Net earnings	1,676		1,520		2,722		2,509
Cash dividends declared	(428)		(390)		(810)		(728)
Share repurchases	(1,904)		(1,018)		(2,662)		(1,722)
Balance at end of period	$2,439		$5,517		$2,439		$5,517

(1)
Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $1,670 million for the three months ended August 2, 2019 and $1,515 million for the three months ended August 3, 2018. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $2,713 million for the six months ended August 2, 2019 and $2,500 million for the six months ended August 3, 2018.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income (Unaudited)
In Millions, Except Percentage Data

	Three Months Ended				Six Months Ended
	August 2, 2019		August 3, 2018		August 2, 2019		August 3, 2018
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings	$1,676	7.98	$1,520	7.28	$2,722	7.03	$2,509	6.56
Foreign currency translation adjustments - net of tax	69	0.33	(70)	(0.34)	36	0.09	(154)	(0.40)
Other	—	—	—	—	(14)	(0.04)	—	—
Other comprehensive income/(loss)	69	0.33	(70)	(0.34)	22	0.05	(154)	(0.40)
Comprehensive income	$1,745	8.31	$1,450	6.94	$2,744	7.08	$2,355	6.16

Lowe’s Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		August 2, 2019	August 3, 2018	February 1, 2019
Assets
Current assets:
Cash and cash equivalents		$1,796	$2,251	$511
Short-term investments		275	391	218
Merchandise inventory - net		13,730	11,885	12,561
Other current assets		995	956	938
Total current assets		16,796	15,483	14,228
Property, less accumulated depreciation		18,203	19,172	18,432
Operating lease right-of-use assets		3,967	—	—
Long-term investments		179	87	256
Deferred income taxes - net		512	249	294
Goodwill		303	1,271	303
Other assets		735	843	995
Total assets		$40,695	$37,105	$34,508

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings		$—	$—	$722
Current maturities of long-term debt		1,009	894	1,110
Current operating lease liabilities		492	—	—
Accounts payable		9,499	8,984	8,279
Accrued compensation and employee benefits		717	671	662
Deferred revenue		1,324	1,449	1,299
Other current liabilities		2,794	2,583	2,425
Total current liabilities		15,835	14,581	14,497
Long-term debt, excluding current maturities		16,538	14,937	14,391
Noncurrent operating lease liabilities		4,055	—	—
Deferred revenue - extended protection plans		868	828	827
Other liabilities		759	978	1,149
Total liabilities		38,055	31,324	30,864

Shareholders' equity:
Preferred stock - $5 par value, none issued		—	—	—
Common stock - $0.50 par value;
Shares issued and outstanding
August 2, 2019	776
August 3, 2018	811
February 1, 2019	801	388	406	401
Capital in excess of par value		—	—	—
Retained earnings		2,439	5,517	3,452
Accumulated other comprehensive loss		(187)	(142)	(209)
Total shareholders' equity		2,640	5,781	3,644
Total liabilities and shareholders' equity		$40,695	$37,105	$34,508

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Six Months Ended
	August 2, 2019	August 3, 2018
Cash flows from operating activities:
Net earnings	$2,722	$2,509
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	684	751
Noncash lease expense	228	—
Deferred income taxes	(121)	(75)
Loss on property and other assets - net	38	261
Loss on cost method and equity method investments	12	3
Share-based payment expense	51	62
Changes in operating assets and liabilities:
Merchandise inventory - net	(1,153)	(549)
Other operating assets	(116)	(140)
Accounts payable	1,202	2,408
Other operating liabilities	36	557
Net cash provided by operating activities	3,583	5,787

Cash flows from investing activities:
Purchases of investments	(245)	(980)
Proceeds from sale/maturity of investments	272	1,012
Capital expenditures	(526)	(543)
Proceeds from sale of property and other long-term assets	42	30
Other - net	(1)	1
Net cash used in investing activities	(458)	(480)

Cash flows from financing activities:
Net change in short-term borrowings	(722)	(1,137)
Net proceeds from issuance of long-term debt	2,972	—
Repayment of long-term debt	(629)	(24)
Proceeds from issuance of common stock under share-based payment plans	72	50
Cash dividend payments	(767)	(678)
Repurchase of common stock	(2,770)	(1,846)
Other - net	(7)	(2)
Net cash used in financing activities	(1,851)	(3,637)

Effect of exchange rate changes on cash	(1)	(7)

Net increase in cash and cash equivalents, including cash classified within current assets held for sale	1,273	1,663
Less: Net decrease in cash classified within current assets held for sale	12	—
Net increase in cash and cash equivalents	1,285	1,663
Cash and cash equivalents, beginning of period	511	588
Cash and cash equivalents, end of period	$1,796	$2,251

Lowe’s Companies, Inc.
Non-GAAP Financial Measures Reconciliation (Unaudited)

To provide additional transparency, the company has presented the non-GAAP financial measure of adjusted earnings per share to exclude the impact of certain discrete items, as further described below, not contemplated in Lowe’s original Business Outlook for 2019 to assist the user in understanding performance relative to that Business Outlook.

In addition, as part of its Business Outlook for 2019, the company has provided a comparison to the non-GAAP financial measure of adjusted operating margin for fiscal 2018, which excludes the impact of certain discrete items, as further described below, not contemplated in Lowe's original Business Outlook for 2018, to assist the user in further understanding the company's Business Outlook for fiscal 2019 in comparison to fiscal 2018.

The company believes these non-GAAP financial measures provide useful insight for analysts and investors in evaluating the company’s operational performance.

The company previously announced its intention to exit its Mexico retail operations and had planned to sell the operating business. However, in the first quarter of 2019, after an extensive market evaluation, the decision was made to instead sell the assets of the business. During the second quarter, the Company recognized $14 million of pre-tax operating costs for the ongoing wind-down of the Mexico retail operations which were offset by $3 million tax benefit (Mexico adjustments).

During fiscal 2018, the company recognized the following pre-tax charges, not contemplated in the company's original Business Outlook for 2018:

•	During the fourth quarter of fiscal 2018, the company recorded $952 million of goodwill impairment associated with its Canadian operations (Canadian goodwill impairment);

•
On August 17, 2018, the company committed to exit its Orchard Supply Hardware operations. As a result, the company recognized pre-tax charges of $230 million during the second quarter of fiscal 2018 associated with long-lived asset impairments and discontinued projects. During the third quarter of fiscal 2018, the company recognized pre-tax charges of $123 million associated with accelerated depreciation and amortization, severance and lease obligations. During the fourth quarter of fiscal 2018, the company recognized additional pre-tax charges of $208 million primarily related to lease obligations. Total pre-tax charges for fiscal year 2018 were $561 million (Orchard Supply Hardware charges);

•
On October 31, 2018, the company committed to close 20 under-performing stores across the U.S. and 31 locations in Canada, including 27 under-performing stores. As a result, the company recognized pre-tax charges of $121 million during the third quarter of fiscal 2018 associated with long-lived asset impairment and severance obligations. During the fourth quarter of fiscal 2018, the company recognized additional pre-tax charges of $150 million, primarily associated with severance and lease obligation costs, as well as accelerated depreciation. Total pre-tax charges for fiscal year 2018 were $271 million (U.S. and Canada store closure charges);

•
On November 20, 2018, the company announced its plans to exit retail operations in Mexico and is exploring strategic alternatives. During the third quarter, $22 million of long-lived asset impairment was recognized on certain assets in Mexico as a result of the strategic evaluation. During the fourth quarter, an additional $222 million of impairment was recognized. Total charges for fiscal year 2018 were $244 million (Mexico impairment charges);

•
During the third quarter of fiscal 2018, the company identified certain non-core activities within its U.S. home improvement business to exit, including Alacrity Renovation Services and Iris Smart Home. As a result, during the third quarter of 2018, the company recognized pre-tax charges of $14 million associated with long-lived asset impairment and inventory write-down. During the fourth quarter of fiscal 2018, the company recognized additional pre-tax charges of $32 million. Total pre-tax charges for fiscal year 2018 were $46 million (Non-core activities charges), and;

•
During the fourth quarter of fiscal 2018, the company recorded pre-tax charges of $13 million, associated with severance costs due to the elimination of the Project Specialists Interiors position (Project Specialists Interiors charge).

Adjusted diluted earnings per share and adjusted operating margin should not be considered an alternative to, or more meaningful indicator of, the company’s diluted earnings per share or operating margin as prepared in accordance with GAAP. The company’s methods of determining these non-GAAP financial measures may differ from the method used by other companies for this or similar non-GAAP financial measures. Accordingly, these non-GAAP measures may not be comparable to the measures used by other companies.

Detailed reconciliations between the company’s GAAP and non-GAAP financial results are shown below and available on the company’s website at www.lowes.com/investor.

	Three Months Ended
	(Unaudited)			(Unaudited)
	August 2, 2019			August 3, 2018
(in millions, except per share data)	Pre-Tax Earnings	Tax	Net Earnings	Pre-Tax Earnings	Tax	Net Earnings
Diluted earnings per share, as reported			$2.14			$1.86
Non-GAAP adjustments - per share impacts
Mexico adjustments	0.02	(0.01)	0.01	—	—	—
Orchard Supply Hardware charges	—	—	—	0.28	(0.07)	0.21
Adjusted diluted earnings per share			$2.15			$2.07

Year Ended
(Audited)
(in millions, except operating margin)	February 1, 2019
Operating income, as reported	$4,018
Non-GAAP adjustments
Canadian goodwill impairment	952
Orchard Supply Hardware charges	561
U.S. and Canada store closure charges	271
Mexico impairment charges	244
Non-core activities charges	46
Project Specialists Interiors charge	13
Adjusted operating income	$6,105
Adjusted operating margin	8.56%